Exhibit 99.3

Q3 2012 Earnings Prepared Comments
October 22, 2012
Jon Puckett, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation third quarter 2012 financial results recording. The date of this recording is October 22, 2012. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Jon Puckett, and I am the Vice President of Investor Relations. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer of Celanese, and Steven Sterin, Senior Vice President and Chief Financial Officer.
The Celanese Corporation third quarter 2012 earnings release was distributed via business wire this afternoon and is posted on our website, www.celanese.com, in the Investor section. The PowerPoint slides referenced during this recording are also posted on our website. Both items are being submitted to the SEC in a current report on Form 8-K. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the posted PowerPoint slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included in the posted PowerPoint slides or the press release, as applicable.
Mark Rohr will provide some highlights and review the overall performance of the Company. Steven Sterin will then provide an overview of the business results and outlook for each segment and the financials. I'd now like to turn the call over to Mark.
Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks, Jon, and welcome to everyone listening today. Before I get into the quarter I'd like to start at a high level and highlight a concept that we discussed during Technology Day in September. The way we look at it, there are two ways that Celanese creates value. First, we create value through technology-enabling chemistry. By being low cost, incredibly efficient and having leading process technologies, we can differentiate ourselves in the marketplace, providing excellent returns on capital in businesses like

Acetyls. And second, we create value by combining our chemistry, our technology and our engineering capability in concert with customers to deliver differentiated solutions that support their growth. These customer-oriented opportunities are in Advanced Engineered Materials and Consumer and Industrial Specialties, and drive growth across industry, geographies and applications.
So let's look at some examples of what I am talking about. During the quarter, we started up our ethanol Technology Development Unit, or TDU, in Clear Lake, Texas. We believe this is the first commercially demonstrated conversion of natural gas to ethanol in the world, and is a great example of our ability to use technology-enabling chemistry. This unit, with its modular design, allows us to continue developing TCX® Technology for both industrial-grade and fuel-grade ethanol at a cost advantage to existing technologies. In fact, we believe the TDU will allow us to accelerate the development of ethanol technology at a much more rapid pace than we experienced with acetic acid. In addition to the work at TDU, we are also continuing to make great progress on the 275,000 ton ethanol unit at Nanjing which is expected to begin production in late 2013. The ethanol opportunity and our upstream investment in methanol are expected to mitigate earnings volatility in this business.
In September, we announced a new platform for filter media called CelFXTM matrix technology. We created this innovative, additive technology platform to provide our customers with increased filter design flexibility, improved constituent reduction and to support a broad choice of enhancement additives.
Earlier in the year we announced our SunsationSM platform in Nutrinova which will help our customers bring new products to market faster and is expected to augment future earnings growth. Since then demand for this product to conduct application testing has been very strong.
In Advanced Engineered Materials, we continue to combine our knowledge of polymer science and engineering to develop new applications that help our customers meet more stringent regulations, like CAFE standards in the US and emissions standards in the UK. We are really excited about the innovative technologies that our scientists and engineers are working on and the promise these growth platforms hold for Celanese in the future.
Now for the quarter. I am pleased to report adjusted earnings per share of $0.93 on revenue of $1.6 billion. A solid quarter given the challenging economic environment in Europe, slower growth in Asia and a currency headwind that was in the high single digit range. Our ability to deliver these results demonstrates the strength of our businesses, our technology platforms and the hard work of our teams throughout the world.

During the third quarter, Acetyl Intermediates continued to experience trough-like levels of operating EBITDA for the reasons just noted, impacting both demand and pricing. Sequentially, we experienced modest increases in acetyls volumes which were offset by currency and a decrease in price of approximately 4%. Although the current conditions are difficult, our ability to leverage technology in this business positions us well when global economic growth returns to a more normal level.
Shifting gears I would like to call your attention to the other businesses which increased aggregate operating profit by 24%, on a year-over-year basis. These results were driven by Advanced Engineered Materials which more than doubled operating profit sequentially and nearly tripled Operating Profit on a year-over-year basis as we began to see the benefit of our new POM unit in Germany. In Consumer Specialties, excluding dividends, we increased operating EBITDA both sequentially and year-over-year on strong demand. And, our Emulsions business generated record operating results in the third quarter on improved margins. These results would be impressive in any quarter, but given the current economic environment, this performance reflects the value we provide at the customer level.
Looking forward, we face an uncertain macroeconomic environment. Headline topics such as the sovereign debt crisis in Europe, slower demand in Asia and the upcoming leadership change in China make forecasting difficult at best. Unfortunately I expect these conditions to continue through the remainder of 2012 and into the second quarter of 2013. However, we are making progress on the items that are under our control, like productivity and cost control, so we expect fourth quarter earnings to be modestly better than the prior year's.
Looking beyond what we control, we expect overall end-market demand for our products to be weak early in the year before strengthening in the second half. In China, we anticipate the once-every-ten-year leadership change that will occur in early 2013 will provide certainty around policy decisions and will positively impact the velocity of growth in China starting in the second quarter. But it is unclear how quickly the economy will improve in Europe and the follow-on effect that may have on China and the US. So our focus in 2013 will be on Celanese-specific initiatives, like productivity, like our Acetate facilities rationalization, like the expansion at our Chinese affiliate in Nantong and like ethanol production at our Nanjing facility. We also expect our efforts to increase the effectiveness and speed of new product introductions to help us drive earnings. The net effect of our focus will allow us to meet our earnings growth objectives of 12 to 14 percent in 2013 after a slow start for the reasons noted.
Despite these near term challenges, we will continue to invest in technology platforms that expand the company's addressable opportunities and enhance our future growth prospects. The investments we are making today in applications and process technologies position us to benefit from long-term global trends in each of our businesses.
With that, I'll now turn the call over to Steven Sterin.
Steven Sterin, Celanese Corporation, Senior Vice President and Chief Financial Officer
Thanks, Mark. Let's now review the third quarter performance and the outlook for each of our businesses starting with Advanced Engineered Materials on slide 8 of the earnings presentation. AEM delivered sustained revenues and margins sequentially, despite continued weakened economic conditions in Europe. Net sales were $322 million, as compared with $323 million in Q2, as higher pricing on innovative products were offset by lower volumes and unfavorable currency, principally the Euro. Operating EBITDA was $109 million, down $5 million or 4% from Q2 results, driven by lower equity earnings in our strategic affiliates, primarily Ibn Sina, related to lower pricing on MTBE. Remember that Ibn Sina reports on a one-quarter lag so the lower MTBE pricing reflects trends in the June quarter. Despite lower equity earnings, the business achieved sustained margins due to higher pricing on its value added customer solutions.
As we look ahead to the fourth quarter, on a sequential basis, we anticipate lower earnings due to seasonality. However, on a year-over-year basis, we currently expect modest earnings growth due to the POM capacity expansion in Germany and as we continue to benefit from our innovative customer solutions. Additionally, we expect improved results from our Asian strategic affiliates due to the timing of a turnaround in the fourth quarter of last year that is not expected to occur this year. We remain cautious in our view of demand in Europe due to the overhang from the sovereign debt issues and the impact that it could have on demand and the degree of seasonality we may see in the fourth quarter.
Let's now turn to Consumer Specialties on slide 9. Net sales decreased sequentially to $314 million from $327 million in Q2, primarily due to a difficult comp as second quarter volumes were temporarily higher because of a first quarter production interruption which shifted some volume from Q1 to Q2. Operating EBITDA was $87 million, or $2 million higher than the second quarter, excluding the annual dividends of $83 million from our acetate China ventures in Q2. On a year-over-year basis, operating EBITDA increased $9 million, primarily due to higher pricing, demonstrating the value-added solutions we provide to our customers.
As we look ahead to the fourth quarter of 2012, our Acetate business will shut down the Spondon plant as part of the planned global facility rationalization which is expected to impact fourth quarter volumes. Going forward, in addition to productivity gains, some of the volumes from Spondon will be reflected in our Chinese acetate ventures which we expect to result in higher dividends in 2013 and 2014. Despite the volume impact and costs associated with the Acetate footprint rationalization, we expect sustained year-over-year earnings growth due to higher pricing as a result of healthy global demand in Acetate and our innovation efforts in Nutrinova.
Let's now go to Industrial Specialties on slide 10. Our Emulsions business delivered record performance this quarter growing earnings sequentially and on a year-over-year basis as we saw higher volume in Asia and North America. We also saw some decreases in raw material prices. Soft demand, however, for EVA applications resulted in overall lower revenue and earnings for the segment. Third quarter net sales were $297 million, $30 million below Q2 results and operating EBITDA was $36 million, $11 million lower than the second quarter.
As we look ahead to the fourth quarter, we expect lower earnings on a sequential basis due to seasonality and mix. On a year-over-year basis we anticipate continued soft demand for EVA applications will result in lower earnings for the segment.
Let's now turn to Acetyl Intermediates on page 11. Net sales were $785 million compared to $820 million in Q2, primarily due to lower pricing in downstream derivatives as a result of continued weak demand in Europe and Asia and lower raw material prices. Operating EBITDA decreased to $91 million, $8 million below the second quarter on lower pricing which was partially offset by lower raw material costs, primarily ethylene, carbon monoxide and methanol.
Looking ahead we expect current conditions in acetyls will continue until global GDP growth and demand return to more normal levels. Generally, we expect to see higher volumes in China in the fourth quarter ahead of the Chinese New Year. However, this may be somewhat muted due to anticipated weaker demand. However, as we look past the end of the year, our competitive position in this space remains strong due to our cost advantage and we are well positioned to benefit when we see a return of global demand.
Performance for our strategic affiliates is highlighted on slide 12. In the third quarter, we reported $50 million of earnings from our equity affiliates. These results reflected lower earnings from Ibn Sina primarily due to lower pricing for MTBE, which is on a one quarter lag as I mentioned earlier. Keep in mind that this quarter's results do not include $38 million of Celanese's proportional equity affiliate EBITDA that is not included in our consolidated results. More details on our affiliate performance and proportional share can be found on Table 8 of our earnings release.

Turning to slide 13, our adjusted free cash flow totaled $158 million in the third quarter of 2012, driven by lower trade working capital compared to the prior year. This quarter's results included our continued investment in strategic growth initiatives, including the 275,000 ton ethanol unit at our facility in Nanjing, China. Our strong third quarter cash results helped us achieve a $124 million reduction in our overall net debt position since Q2 2012.
Slide 14 highlights our 2012 outlook for adjusted free cash outflows. This forecast includes capital expenditures for our growth projects, like industrial ethanol. We have also talked about having a balanced cash deployment strategy. Earlier this year we increased our dividend by 25% and just last week we increased our share repurchase authorization to $400 million. The effective US GAAP tax rate for 2012 year-to-date is 6%. It was 23% for the same period last year. The difference is due to the recognition of $142 million in tax benefits from foreign tax credits partially offset by $38 million from a timing change for when we record tax on one of our strategic affiliates. The tax credits will be recognized as a benefit to our cash taxes over time but the accounting change has no bearing on cash tax amounts or timing.
We will continue to deploy our cash in ways that drive increased shareholder value and returns.
This concludes our prepared remarks and we look forward to discussing our results with you on our earnings call tomorrow morning.

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